EX-99(6)(d)

MANAGEMENT AGREEMENT

AGREEMENT made as of this 1st day of December, 2008, as amended as of October 1, 2025, between BNY Mellon Investment Funds I (the “Trust”), and BNY Mellon Investment Adviser, Inc. (the “Adviser”).
WITNESSETH:

WHEREAS, the Trust is engaged in business as an open‑end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the assets held by the Trustees of the Trust may be divided into separate Funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and
WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and
WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to BNY Mellon Small Cap Value Fund (the “Fund”), a separate fund of the Trust, and the Adviser is willing to furnish such services; and
WHEREAS, the Adviser provided the Fund certain accounting, administrative and recordkeeping services (the “Administrative Services”) pursuant to a Fund Accounting and Administrative Services Agreement made as of May 1, 2011, as amended June 3, 2019, which agreement was terminated with respect to the Fund, effective October 1, 2025; and
WHEREAS, the Trust desires to retain the Adviser to furnish the Administrative Services to the Fund pursuant to this Agreement and the Adviser is willing to furnish such services;
NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:
1.  Appointment of the Adviser.
(a)
The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth.  The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.  The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Fund in any way nor shall otherwise be deemed an agent of the Fund.

(b)
In connection with the Adviser serving as investment adviser of the Fund, it is understood that from time to time the Adviser will employ or associate with itself such person or persons as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement.  The compensation of such person or persons shall be paid by the Adviser and no obligation may be incurred on the Fund’s behalf in any such respect.  The parties hereto have discussed and concur in the Adviser employing on this basis for as long as the Adviser deems it appropriate the indicated sub-investment advisers (the “Sub-Investment Advisers”) named on Schedule 1 hereto, as such Schedule may be revised from time to time, to act as sub-investment adviser to provide day-to-day management of the Fund’s investments.
2.  Duties of the Adviser.
(a)
Subject to the overall supervision and review of the Trustees of the Trust, the Adviser, at its expense, will furnish or, with respect to a Sub-Investment Adviser, supervise, a continuous investment program for the Fund, which will include the determination of what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and the making, on behalf of the Trust, of changes in the investments of the Fund.  Subject always to the supervision of the Trustees of the Trust and to the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.  The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

(b)	The Adviser shall provide, without cost to the Trust, all necessary office space and the services of executive personnel for administering the affairs of the Fund.
(c)
The Fund shall bear the expenses of its operations, including legal and auditing services, costs of fund compliance services (including all or a portion, as approved by the Trustees, of the cost of the Trust’s compliance personnel), taxes and governmental fees, certain insurance premiums, costs of shareholder notices and reports, typesetting and printing of prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders, bookkeeping and share pricing expenses, fees and disbursements of the Trust’s custodian, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Trust.

3. Administrative Services.
The Trust hereby retains the Adviser to provide the following Administrative Services to the Fund:
A. Accounting Services.
(1)	Prepare and maintain, according to generally accepted accounting principles, general ledgers and financial statements of the Fund, including the following:

(a) Daily Preparation and Maintenance:
(i)	Detailed transaction ledgers listing all transactions affecting the Fund
(ii)	Trial balance listing by account the beginning balance, all debits and credits, and the ending balance; and
(iii)	Balance sheet, income statement and a portfolio listing summarizing net assets, net income, capitalization, and realized and unrealized gains and losses.
(b) Monthly Preparation and Maintenance:  Statements of assets and liabilities, operations and changes in net assets, statements of gains and losses and statements of sales and redemptions.
(c) Semi-Annual Preparation and Maintenance:  The same ledgers as are prepared monthly, plus per share statements, appreciation/depreciation statements, and Fund share activity statements.

(2)
Obtain such data from the Fund’s transfer agent, custodian, and investment adviser as is necessary to calculate the net asset value of each class of shares of the Fund in the manner, and at such times and frequencies, as is required by the 1940 Act and by the Fund’s prospectus and statement of additional information.

B. Control and Compliance.
(1)	Audit certain data and transactions of the Fund’s custodian, transfer agent and investment adviser by engaging in the following:
(a) Daily Audit/Reconciliation Procedures:
(i)	Reconciliation of the custodian’s trust account activity including cash movement, cash balances, settlement of security purchases and sales, and settlement of Fund share purchases and sales;
(ii)	Reconciliation of the transfer agent’s activity in regard to Fund share movements and “as of” transactions; and
(iii)	Monitoring of the investment adviser’s trading activity, including compliance and brokerage allocations.
(b) Monthly Audit/Reconciliation Procedures:
(i)	Audit of the custodian’s holding of Fund assets and assets in transit, audit of the custodian’s fees charged to the Fund, and audit of credits for the Fund’s compensating balances;
(ii)	Audit of the transfer agent’s activity concerning dividend and redemption payouts and of the transfer agent’s fees charged to the Fund; and

(iii)	Audit of the investment adviser’s fees charged to the Fund, including servicing and accounting fees.
(c) Monitor Compliance with the 1940 Act:
(i)	Daily monitoring of the investment adviser’s trading activity, including compliance and brokerage allocation and commissions; and
(ii)	Periodic monitoring of disclosures and record keeping.
C. Reporting and Analysis.
(1)
Provide regulatory (Securities and Exchange Commission), shareholder and other miscellaneous reporting and, in particular, prepare and maintain the following required books, records, and other documents:

(a)
journals containing daily itemized records of all Fund securities purchases and sales, receipts and deliveries of securities, receipts and disbursements of cash, and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the 1940 Act;

(b)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(1)(i) - (iii) under the 1940 Act;
(c)
a securities record or ledger reflecting separately for each portfolio security as of trade date all “long” and “short” positions, if any, carried by the Fund for the account of the Fund, and showing the location of all securities long and the off-setting positions of all securities short, in the form required by Rule 31a-1(b)(3) under the 1940 Act;

(d)	a record of all Fund purchases or sales, in the form required by Rule 31a-1(b)(6) under the 1940 Act;
(e)
a record of all puts, calls, spreads, straddles and other options, if any, in which the Fund has any direct or indirect interest or which the Fund has granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the 1940 Act;

(f)	a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the 1940 Act;
(g)	price make-up sheets and such records as are necessary to reflect the determination of the net asset values of each class of the Fund;
(h)	Regulatory: semi-annual and annual Form N-CENs and quarterly Form 13-Fs.

(i)	Shareholder: semi-annual and annual statements of assets and liabilities, operations, changes in net assets, per share data, appreciation/depreciation, and share activity;
(j)
Media:  weekly, monthly, quarterly, semi-annual and annual statistical data of the Fund, to be provided to newsletters and other investment industry publications such as ICI, Donahue, Lipper and the FINRA; and

(k)	Board of Trustees: such financial or accounting reports regarding the Fund as may be requested by the Trust’s Board of Trustees from time to time.
The foregoing books and records shall be maintained and preserved by the Adviser in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the 1940 Act.  All such books and records shall be the property of the Fund and, upon request therefor, the Adviser shall surrender to the Fund such of the books and records so requested.  The Adviser will permit representatives of the Fund, including the Fund’s independent auditors, to have reasonable access to the personnel and records of the Adviser in order to enable such representatives to monitor the quality of services being provided and the level of fees due the Adviser pursuant to this Agreement.
4. Compensation of the Adviser.
(a)
As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 0.80% of the Fund’s average daily net asset value.  Such fees shall be accrued when computed and payable monthly.  For purposes of calculating such fees, the Fund’s average daily net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund’s current prospectus and statement of additional information.

(b)
The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

5.  Limitation of Liability of the Adviser or Sub-Investment Adviser.
(a) Neither the Adviser nor a Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or retention of any securities on the recommendation of the Adviser or Sub-Investment Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, and that, in the case of a Sub-Investment Adviser, nothing herein contained shall be construed to protect the Sub-Investment Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under its Sub-Investment Advisory Agreement with the Adviser.

(b) The Trust is agreeing to the provisions of this Agreement that limit a Sub-Investment Adviser’s liability and other provisions relating to a Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with the Adviser and to perform its obligations thereunder.  Each Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Fund to the same extent as if it had been a party hereto.
6.  Term and Termination.
(a)
This Agreement shall become effective on the date hereof.  Unless terminated as herein provided, this Agreement shall remain in full force and effect until April 4, 2026 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually:  (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)
This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days’ written notice to the other party.

(c)	This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.
7. Limitation of Liability.
The term “BNY Mellon Investment Funds I” means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust dated August 13, 1986, as the same may subsequently thereto have been, or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and the shareholders of the Fund and this Agreement has been signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in the Agreement and Declaration of Trust.
8. Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BNY MELLON INVESTMENT FUNDS I, ON BEHALF OF BNY MELLON SMALL CAP VALUE FUND		BNY MELLON INVESTMENT ADVISER, INC.

By:	/s/ Jeff Prusnofsky	By:	/s/ Joseph Martella
	Jeff Prusnofsky		Joseph Martella
	Vice President		Vice President

SCHEDULE 1

BNY Mellon Investment Adviser, Inc. has engaged Newton Investment Management North America, LLC to act as sub-investment adviser to the Fund.